Exhibit 99.1
Calamos Asset Management, Inc.       2020 Calamos Court       Naperville, Illinois 60563       800.582.6959       www.calamos.com

FOR IMMEDIATE RELEASE	News Release
Contact:
Maryellen Thielen
630-955-4830
Calamos Asset Management, Inc. Reports Record Second Quarter Revenues
•	Revenues increased 26 percent to a record $124.4 million for the second quarter of 2006 versus the same period of 2005

•	Operating income improved 23 percent to $59.9 million for the second quarter of 2006 versus 2005

•	Diluted earnings per share increased 13 percent to 34 cents for the second quarter of 2006 versus 2005

•	The board declared a regular quarterly dividend of 9 cents per share
     NAPERVILLE, Ill., July 25, 2006 – Calamos Asset Management, Inc. (NGS: CLMS) reported record revenues for the second quarter of 2006.
     The company had $45.8 billion in assets under management at June 30, 2006, an increase of 16 percent from $39.5 billion in assets at June 30, 2005. For the second quarter ended June 30, 2006, revenues were a record $124.4 million, up 26 percent from $99.1 million for the second quarter of 2005. Operating income improved 23 percent to $59.9 million from $48.7 million a year ago. Operating margin was 48.2 percent for the second quarter of 2006 and 49.2 percent for the year-earlier period.
     Net income for the second quarter of 2006 was $8.1 million, 16 percent higher than $7.0 million for the same quarter a year ago.1 Diluted earnings per share increased 13 percent to 34 cents per share for the second quarter of 2006 from 30 cents per share for the second quarter of 2005.
     Also announced today, the board of directors declared a regular quarterly dividend of 9 cents per share, payable on Aug. 23, 2006 to shareholders of record on Aug. 8, 2006.
     “The stock market’s nervous saw-tooth pattern is similar to 1994, when the Fed also repeatedly raised interest rates,” said John P. Calamos, Sr., chairman and chief executive officer. “This market volatility affected second quarter asset flows for our firm and other asset managers. However, GDP and other economic indicators remain strong, indicating an economy in its mid-phase – which would be a positive for growth companies. We continue to believe that when the Fed stops raising interest rates, it will serve as a catalyst for positive stock market

[1]	Net income reflects only 23.1 percent of the operating companies’ results due to minority interests’ ownership of 76.9 percent.
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CALAMOS ASSET MANAGEMENT, INC.

action. We have positioned our portfolios accordingly and continue to manage our business as we have in the past, focusing on achieving growth by managing risk and building wealth for our clients.”
     For the six months ended June 30, 2006, Calamos Asset Management reported revenues of $245.0 million, improving 25 percent from $196.4 million for the first half of 2005. Operating income increased 21 percent to $118.6 million for the first half of 2006, versus $97.7 million for the first half of 2005. Operating margin was 48.4 percent for the first six months of 2006 and 49.8 percent for the year-earlier period. Net income rose 28 percent to $17.1 million for the first half of 2006, versus $13.4 million for the first half of 2005. Diluted earnings per share increased 26 percent to 73 cents per share for the first half of 2006, compared with 58 cents per share for the first half of 2005.
     At June 30, 2006, the company had $33.8 billion in mutual funds and $12.0 billion in separate accounts, for a total of $45.8 billion in assets under management. Assets under management increased 16 percent during the 12 months ended June 30, 2006, due to $3.0 billion in net purchases and $3.3 billion in net market appreciation. Average assets under management were $46.9 billion for the second quarter of 2006, an increase of 23 percent from $38.3 billion for the same period of 2005.
     For the first six months of 2006, assets rose 5 percent from $43.8 billion at year-end 2005. However, assets under management decreased 4 percent from April 1 through June 30, 2006 due to $2.3 billion in market depreciation, partially offset by $536 million in net purchases.
     During the second quarter of 2006:
•	The firm launched the Calamos Multi-Fund Blend (CMQAX), which combines its Growth, Value, and Global Growth and Income funds into one core portfolio that seeks to provide an attractive, consistent risk-reward profile through all phases of the market’s cycle.

•	The Calamos Market Neutral Income Fund has continued to grow strongly since it re-opened in January. Fund assets climbed 45 percent in the second quarter, to $663.9 million at June 30, 2006.

•	The Calamos Convertible and High Income Fund (NYSE: CHY) completed a secondary public offering of 4.47 million shares, raising $72 million and increasing the fund’s common share assets to nearly $1 billion.

•	John P. Calamos, Sr. received the Ernst & Young 2006 Entrepreneur Of The Year® Award for financial services for the Lake Michigan area.
     Management will hold an investor conference call at 5 p.m. Eastern time on Tuesday, July 25, 2006. To access the live call and view management’s presentation, visit the Investor Relations section of www.calamos.com. Alternatively, participants may listen to the live call by dialing 800-374-2572 (706-679-3532 outside the United States). Management’s presentation and a replay of the call will be available until the end of the day on Aug. 1 by clicking on the Investor Relations section of www.calamos.com, or by dialing 800-642-1687 (706-645-9291 outside the U.S.) and entering conference ID number 2772430.
     Calamos Asset Management, Inc. (NGS: CLMS) is a diversified investment firm offering equity, high yield, convertible and alternative investment strategies, among others. The firm serves institutions and individuals via separately managed accounts, open-end and closed-end
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CALAMOS ASSET MANAGEMENT, INC.

funds, offering a risk-managed approach to capital appreciation and income-producing strategies. For more information, visit www.calamos.com.
     From time to time, information or statements provided by us, including those within this news release, may contain certain forward-looking statements relating to future events, future financial performance, strategies, expectations, competitive environment and regulations. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Such risks and uncertainties include, but are not limited to: loss of revenues due to contract terminations and redemptions, our ownership structure, catastrophic or unpredictable events, unavailability of third-party retail distribution channels, damage to our reputation, fluctuations in the financial markets and the competitive conditions in the mutual fund, asset management and broader financial services sectors. For a discussion concerning these and other risks, uncertainties and other important factors that could affect future results, see “Forward-Looking Information” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, where applicable, “Risk Factors” in the company’s annual and quarterly reports filed with the U.S. Securities and Exchange Commission.
     Before investing, carefully consider the funds’ investment objectives, risks, charges and expenses. Contact (800) 582-6959 or visit www.calamos.com for a prospectus containing this and other information. Please read it carefully.
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CALAMOS ASSET MANAGEMENT, INC.

Calamos Asset Management, Inc.
Unaudited Consolidated Condensed Statements of Operations
(in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Revenues:
Investment management fees	$84,328	$67,430	$165,807	$133,270
Distribution and underwriting fees	38,997	30,764	77,137	61,389
Other	1,028	878	2,027	1,734

Total revenues	124,353	99,072	244,971	196,393
Expenses:
Employee compensation and benefits	18,287	14,860	37,293	29,781
Distribution and underwriting expense	25,864	18,693	50,829	36,364
Amortization of deferred sales commissions	8,123	8,028	15,863	15,904
Marketing and sales promotion	4,493	3,068	7,601	6,536
General and administrative	7,639	5,676	14,813	10,072

Total expenses	64,406	50,325	126,399	98,657

Operating income	59,947	48,747	118,572	97,736
Total other income (expense), net	(1,936)	1,904	4,095	(932)

Income before minority interest in Calamos Holdings LLC and income taxes	58,011	50,651	122,667	96,804
Minority interest in Calamos Holdings LLC	44,486	38,980	94,109	74,515

Income before income taxes	13,525	11,671	28,558	22,289
Income taxes	5,424	4,669	11,452	8,916

Net income	$8,101	$7,002	$17,106	$13,373

Earnings per share, basic	$0.35	$0.30	$0.74	$0.58

Weighted average shares outstanding, basic	23,161,998	23,000,100	23,161,998	23,000,100

Calculation of earnings per share, diluted, assuming exchange of membership units:
Income before minority interest in Calamos Holdings LLC and income taxes	$58,011	$50,651	$122,667	$96,804
Impact of income taxes	23,262	20,260	49,189	38,722

Earnings available to common shareholders	34,749	30,391	73,478	58,082

Earnings per share, diluted	$0.34	$0.30	$0.73	$0.58

Weighted average shares outstanding, diluted	100,845,107	100,557,047	100,823,214	100,577,064

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CALAMOS ASSET MANAGEMENT, INC.

Calamos Asset Management, Inc.
Assets Under Management
(in millions)

	Quarter Ended June 30,		Change
	2006	2005	Amount	Percent

Mutual Funds
Beginning assets under management	$35,014	$27,366	$7,648	28%
Net purchases	647	582	65	11
Market appreciation (depreciation)	(1,824)	385	(2,209)	574

Ending assets under management	33,837	28,333	5,504	19

Average assets under management	34,566	27,443	7,123	26

Separate Accounts
Beginning assets under management	12,587	10,880	1,707	16
Net purchases	(111)	27	(138)	511
Market appreciation (depreciation)	(501)	272	(773)	284

Ending assets under management	11,975	11,179	796	7

Average assets under management	12,367	10,854	1,513	14

Total Assets Under Management
Beginning assets under management	47,601	38,246	9,355	24
Net purchases	536	609	(73)	12
Market appreciation (depreciation)	(2,325)	657	(2,982)	454

Ending assets under management	45,812	39,512	6,300	16

Average assets under management	$46,933	$38,297	$8,636	23%

	At June 30,		Change
	2006	2005	Amount	Percent

Mutual Funds
Open-end funds	$27,707	$22,432	$5,275	24%
Closed-end funds	6,130	5,901	229	4

Total mutual funds	33,837	28,333	5,504	19
Separate Accounts
Institutional accounts	4,366	3,678	688	19
Managed accounts	6,739	6,844	(105)	2
Private client accounts	773	578	195	34
Alternative investments	97	79	18	23

Total separate accounts	11,975	11,179	796	7

Ending assets under management	$45,812	$39,512	$6,300	16%

	At June 30,		Change
Assets by Strategy	2006	2005	Amount	Percent

Equity	$24,798	$19,815	$4,983	25%
Balanced	12,053	10,363	1,690	16
Convertible	5,347	6,161	(814)	13
High Yield	2,878	2,763	115	4
Alternative	736	410	326	80

Ending assets under management	$45,812	$39,512	$6,300	16%

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